Exhibit 99

FOR IMMEDIATE RELEASE

Contacts: John Hulbert, Investors, (612) 761-6627

Eric Hausman, Financial Media, (612) 761-2054

Target Media Hotline, (612) 696-3400

Target Provides Preliminary Update on Second-Quarter Expenses

Related to the Data Breach and Debt Retirement

Company Also Updates Expectations for Second Quarter Earnings per Share

MINNEAPOLIS (August 5, 2014) — Target Corporation (NYSE: TGT) announced today that the Company’s second quarter financial results are expected to include gross expenses of $148 million, partially offset by a $38 million insurance receivable, related to the December 2013 data breach. These expenses include an increase to the accrual for estimated probable losses for what the Company believes to be the vast majority of actual and potential breach-related claims, including claims by payment card networks.

In addition, the Company provided an estimate of costs related to its recently-completed early debt retirement and updated expectations for second-quarter Adjusted1 and GAAP earnings per share. All earnings per share figures refer to diluted earnings per share.

“Since the data breach last December, we have been focused on providing clarity on the Company’s estimated financial exposure to breach-related claims,” said John Mulligan, Interim President and CEO, CFO of Target Corporation. “With the benefit of additional information, we believe that today is an appropriate time to provide greater clarity on this topic.”

“While the environment in both the U.S. and Canada continues to be challenging, and results aren’t yet where they need to be, we are making progress in our efforts to drive U.S. traffic and sales, improve our Canadian operations and advance Target’s digital transformation,” continued Mulligan. “With last week’s announcement that the Board has chosen Brian Cornell as Target’s next Chairman and CEO, we are excited to welcome Brian to the team and committed to working together to accelerate Target’s transformation and become a leading omnichannel retailer.”

1Adjusted diluted earnings per share (“Adjusted EPS”), a non-GAAP financial measure, excludes the impact of certain matters not related to the Company’s ongoing retail operations, such as data breach expenses, losses associated with the early retirement of debt, the reduction in the beneficial interest asset and land impairment losses.

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Update on Expenses Related to the Data Breach

During fourth quarter 2013, Target experienced a data breach in which an intruder gained unauthorized access to its network and stole certain payment card and other guest information. In second quarter 2014, the Company expects to record gross breach-related expenses of $148 million, partially offset by the recognition of a $38 million insurance receivable. Expenses for the quarter include an increase to the accrual for estimated probable losses for what the Company believes to be the vast majority of actual and potential breach-related claims, including claims by payment card networks.  Given the varying stages of claims and related proceedings, and the inherent uncertainty surrounding them, the Company’s estimates involve significant judgment and are based on currently available information, historical precedents and an assessment of the validity of certain claims. These estimates may change as new information becomes available and, although the Company does not believe it is probable, it is reasonably possible that the Company may incur a material loss in excess of the amount accrued.  The Company is unable to estimate the amount of such reasonably possible excess loss exposure at this time.  The accrual does not reflect future breach-related legal, consulting or administrative fees, which are expensed as incurred and not expected to be material in any individual period.

Update on Second-Quarter Debt Retirement Costs

In second quarter 2014, Target completed tender offers in which the Company paid $1 billion to retire, at market value, $725 million of its long-term debt2. As a result, the Company incurred a pre-tax loss of $285 million, or (27) cents per share, which will be recognized as net interest expense in Target’s second-quarter Consolidated Statements of Operations.

2See Target’s Form 8-K filed on July 16, 2014 for more information about the final results of the tender offers.

Update on Second Quarter EPS Outlook

The Company now expects its second quarter 2014 Adjusted earnings per share (EPS) will be within a range around $0.78, compared with prior guidance of $0.85 to $1.00 per share, reflecting:

•            U.S. Segment: Essentially flat comparable sales with lower-than-expected EBITDA margin driven by promotional markdowns, as guests continue to spend cautiously and focus on value in the current environment, and;

•            Canadian Segment: Somewhat softer-than-expected sales combined with the impact of continued investments to clear excess inventory.

Second quarter 2014 GAAP EPS is expected to be approximately 41 cents lower than Adjusted EPS, reflecting:

•            Net pre-tax data breach expenses of $111 million, or (11) cents per share, which includes an increase to the accrual for estimated probable losses;

•            Pre-tax early debt retirement losses, recognized in interest expense, of $285 million, or (27) cents per share;

•            Approximately (1) cent related to the expected reduction of the beneficial interest asset related to the sale of the Company’s credit card portfolio, and;

•            Pre-tax impairment losses on undeveloped U.S. land of $16 million, or (1) cent per share.

The Company will provide additional detail on its second-quarter financial performance and expectations for the remainder of fiscal 2014 in its earnings release and conference call scheduled for August 20, 2014. For more information, visit the Company’s website at www.Target.com/investors.

Miscellaneous

Statements in this release regarding second quarter 2014 earnings and the impact of the data breach on the Company’s results of operations are preliminary and are subject to completion of customary end-of-quarter accounting procedures and adjustments. Those statements, and the statements in this release regarding excess exposure related to the data breach, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially, including risks relating to the inherent uncertainty of litigation and the other risks described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 1, 2014.

The Adjusted earnings per share measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,925 stores — 1,795 in the United States and 130 in Canada — and at Target.com. Since 1946, Target has given 5 percent of its profit to communities; that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit ABullseyeView.com or follow @TargetNews on Twitter.

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